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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MEDJET ANNOUNCES SALE OF PREFERRED SHARES AND WARRANTS FOR $2 MILLION

EDISON, NJ, (BUSINESS WIRE), December 7, 1999- Medjet Inc. (BB:MDJT) today announced that it had closed on a private sale of $2,000,000 of its preferred shares to a small group of investors. The preferred shares are convertible into Medjet common stock at a fixed price of $1.25 per share. In addition, the buyers received 1.6 million five-year common stock purchase warrants, each at an exercise price of $3.50 per share. The Company also entered into an investment banking agreement with a New York firm affiliated with certain of the investors, and issued an additional 500,000 warrants on the same terms.

The proceeds will be used by Medjet to continue development of its waterjet technology for applications in eye surgery and for new products for treatment of dental caries and for treatment of various skin problems including wrinkle reduction.

Medjet Inc., located in Edison, New Jersey, is a medical device company with the goal of developing, licensing, manufacturing and selling new cutting, drilling, layer removal and shaping instruments for surgical procedures based on its waterjet technology. Medjet believes that its platform technology may offer important improvements in surgical capability and performance to the clinic or operating room.

For further information, contact Eugene Gordon of Medjet Inc., (732) 738-3990, egordon@medjetinc.com


This press release contains forward-looking statements, including statements regarding medical devices under development and the expansion and commercialization of patented technology into other surgical areas. All such statements involve risks and uncertainties, including, without limitation, the risks detailed in Medjet's filings and reports with the Securities and Exchange Commission. Such statements are only predictions and actual events or results may differ materially.